Exhibit 99.1

Gemstar-TV Guide Settles Shareholder and Derivative Actions

Los Angeles, CA (January 3, 2005) Gemstar-TV Guide International, Inc. (Nasdaq: GMST) announced today that it has reached agreements to settle the following legal actions involving the Company: (i) the case captioned State of New Jersey, Department of the Treasury, Division of Investment v. Gemstar-TV Guide International Inc., et al.; (ii) the case captioned Silvertree Capital LLC v. Gemstar-TV Guide International, Inc., et al.; and (iii) the four consolidated shareholder derivative lawsuits in which the Company, certain directors and executive officers, and others were sued in the cases captioned Priebe, et al., v. Boylan, et al., and related actions, and Brad Knowles v. Henry C. Yuen, et al. (collectively, the “Derivative Actions”). The settlement of the Derivative Actions, which includes the payment of plaintiffs’ attorneys’ fees by the Company and the implementation of certain corporate governance provisions, remains subject to approval from the appropriate courts. The Company’s previously established reserves for these cases are expected to be sufficient for payment of the agreed upon settlement amounts. The Company will not admit any wrongdoing in settling the cases.

About Gemstar-TV Guide
Gemstar-TV Guide International, Inc. (the “Company”), is a leading media and technology company that develops, licenses, markets and distributes technologies, products and services targeted at the television guidance and home entertainment needs of consumers worldwide. The Company’s businesses include: television media and publishing properties; interactive program guide services and products; and technology and intellectual property licensing. Additional information about the Company can be found at www.gemstartvguide.com.

Except for historical information contained herein, the matters discussed in this news release contains forward-looking statements that involve risks and uncertainties, including risks and uncertainties related to declines in our magazine business; timely availability and market acceptance of products and services incorporating the Company’s technologies and content; our new initiatives aimed at increasing advertising revenues at TV Guide Channel; the impact of competitive products and pricing; ongoing and potential future litigation; and the other risks detailed from time to time in the Company’s SEC reports, including the most recent reports on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time. The Company assumes no obligation to update these forward-looking statements.

Note to Editors: Gemstar, TV Guide, TV Guide Channel, and TV Guide Interactive are trademarks or registered trademarks of Gemstar-TV Guide International, Inc. and/or its subsidiaries. The names of other companies and products used herein are for identification purposes only and may be trademarks of their respective owners.

Contact:

Media:
Whit Clay
212-446-1864

Investors:
Rob Carl
323-817-4600